Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Impel NeuroPharma, Inc. 2021 Equity Incentive Plan, 2021 Employee Stock Purchase Plan, 2018 Equity Incentive Plan, and 2008 Equity Incentive Plan, of our report dated March 23, 2021, except for note 14(c) as to which the date is April 19, 2021, with respect to the financial statements of Impel NeuroPharma, Inc. included in its Registration Statement on Form S-1 (Form S-1 No. 333-254999) and related Prospectus filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Seattle, Washington

April 23, 2021